Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS SIGNIFICANTLY

HIGHER FIRST QUARTER EARNINGS

MIAMI (March 27, 2015) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $159 million, or $0.20 diluted EPS, for the first quarter of 2015 compared to non-GAAP net loss for the first quarter of 2014 of $3 million, or $0.00 per share. For the first quarter of 2015, U.S. GAAP net income, which included unrealized losses on fuel derivatives of $112 million, was $49 million, or $0.06 diluted earnings per share. For the first quarter of 2014, U.S. GAAP net loss was $20 million, or $0.03 diluted loss per share. Revenues for the first quarter of 2015 were $3.5 billion compared to $3.6 billion in the prior year.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted “The year is off to a strong start achieving significantly higher earnings than the prior year and our previous guidance. Our onboard revenue initiatives drove particularly strong improvement in the first quarter with onboard yields more than 8 percent higher than prior year (constant dollar).” Donald also noted that the Carnival Cruise Line brand continued to outperform, achieving significant revenue yield growth and remains on track for a strong year. Additionally, Costa’s Asia operations achieved double-digit revenue yield growth, affirming the pent-up demand in the region and building confidence in the long-term potential for growth.

Key metrics for the first quarter 2015 compared to first quarter 2014 were as follows:

•	On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) increased 2.0 percent for 1Q 2015, which was better than the company’s December guidance of flat to up 1 percent. Gross revenue yields decreased 3.1 percent in current dollars due to changes in currency exchange rates.

•	Net cruise costs excluding fuel per ALBD increased 2.4 percent in constant dollars primarily due to higher dry-dock costs and advertising expenses. Costs were lower than December guidance, up 5.5 to 6.5 percent, substantially all due to the timing of expenses between quarters. Gross cruise costs including fuel per ALBD in current dollars declined 9.6 percent due to changes in fuel prices and currency exchange rates.

•	Fuel prices declined 38 percent to $406 per metric ton for 1Q 2015 from $654 per metric ton in 1Q 2014.

•	Fuel consumption per ALBD decreased 3.7 percent in 1Q 2015 compared to the prior year.

•	Changes in currency exchange rates reduced earnings by $0.06 per share (constant currency).

2015 Outlook

At this time, cumulative advance bookings for the remainder of 2015 are ahead of the prior year at higher prices. Since January, booking volumes for the remainder of the year are running in line with last year’s historically high levels at higher prices.

Donald noted, “We are experiencing an ongoing improvement in underlying fundamentals based on our successful initiatives to drive demand. Our efforts to further elevate our guest experience are clearly resonating with consumers and, notably, improving the frequency and retention of our loyal guests.” Donald added, “We are also seeing results from our ongoing public relations efforts and creative marketing campaign designed to attract new to cruise. Our multifaceted campaign built around the Super Bowl garnered 5 billion media impressions before the commercial aired and has exceeded 10 billion impressions to date.” Donald also noted that the recent delivery of Britannia, the largest cruise ship built for Britain and christened by Her Majesty Queen Elizabeth II, drew international acclaim and showcased cruising on a global scale.

Based on current booking strength, the company expects full year 2015 net revenue yields to increase 3 to 4 percent on a constant currency basis, which excludes translation and transactional currency impacts, compared to the prior year. This is one full point better than December guidance on a constant currency basis. On a constant dollar basis, which does not exclude the unfavorable transactional impact of currency, the company still expects yields to be approximately 2 percent higher than the prior year. The company expects net cruise costs excluding fuel per ALBD for full year 2015 to be up 2 to 3 percent compared to the prior year on a constant dollar basis, which is better than December guidance of up 3 percent, due primarily to the favorable transactional currency impact.

Since December, unfavorable changes in currency exchange rates (constant currency) have reduced full year 2015 earnings expectations by $219 million, or $0.28 per share. However, this impact has been significantly offset by the improvement in the company’s operating performance, resulting in just a $0.05 reduction to the midpoint of December guidance.

Taking the above factors into consideration, the company forecasts full year 2015 non-GAAP diluted earnings per share to be in the range of $2.30 to $2.50, compared to 2014 non-GAAP diluted earnings of $1.93 per share.

Looking forward, Donald stated, “Consistent with many global companies, the strengthening of the U.S. dollar has hampered our full year earnings expectations, masking the 3 to 4 percent (constant currency) yield increase our collective brands are expecting to achieve. Our successful initiatives to drive both ticket and onboard revenue yields have improved our financial performance and we remain on track toward our goal of achieving double-digit return on invested capital in the next three to four years.”

Second Quarter 2015 Outlook

Second quarter constant dollar net revenue yields are expected to increase 2 to 3 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the second quarter are expected to be up 6.5 to 7.5 percent on a constant dollar basis compared to the prior year. The increase is driven by higher annual dry-dock costs primarily all of which will be incurred in the second quarter. Changes in fuel prices net of fuel derivatives and currency exchange rates (constant currency) are expected to benefit second quarter earnings by $74 million compared to the prior year, or $0.09 per share.

Based on the above factors, the company expects non-GAAP diluted earnings for the second quarter 2015 to be in the range of $0.11 to $0.15 per share versus 2014 non-GAAP earnings of $0.09 per share.

Selected Key Forecast Metrics

	Full Year 2015		Second Quarter 2015
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Year over year change:
Net revenue yields	(3.5) to (4.5)%	1.5 to 2.5%	(4.0) to (5.0)%	2.0 to 3.0%
Net cruise costs excl. fuel / ALBD	(3.0) to (4.0)%	2.0 to 3.0%	(0.5) to 0.5%	6.5 to 7.5%

	Full Year 2015	Second Quarter 2015
Fuel price per metric ton	$406	$402
Fuel consumption (metric tons in thousands)	3,190	810
Currency: Euro	$1.10 to €1	$1.08 to €1
Sterling	$1.50 to £1	$1.49 to £1
Australian dollar	$0.78 to A$1	$0.77 to A$1
Canadian dollar	$0.80 to C$1	$0.79 to C$1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2015 first quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Line, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships totaling 216,000 lower berths with nine new ships scheduled to be delivered between 2015 and 2018. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices. Additional information can be found on www.carnival.com, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au, and www.pocruises.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; net cruise costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill, ship and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	general economic and business conditions;

•	increases in fuel prices;

•	incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;

•	negative publicity concerning the cruise industry in general or us in particular, including any adverse environmental impacts of cruising;

•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;

•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•	changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;

•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•	continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	failure to keep pace with developments in technology;

•	competition from and overcapacity in the cruise ship and land-based vacation industry;

•	loss of key personnel or our ability to recruit or retain qualified personnel;

•	union disputes and other employee relationship issues;

•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	the continued strength of our cruise brands and our ability to implement our strategies;

•	additional risks to our international operations not generally applicable to our U.S. operations;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	litigation, enforcement actions, fines or penalties;

•	fluctuations in foreign currency exchange rates;

•	whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with our dual listed company arrangement;

•	uncertainties of a foreign legal system as Carnival Corporation and Carnival plc are not U.S. corporations and

•	the ability of a small group of shareholders to effectively control the outcome of shareholder voting.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended February 28,
	2015	2014
Revenues
Cruise
Passenger tickets	$2,632	$2,727
Onboard and other	889	850
Tour and other	10	8

	3,531	3,585

Operating Costs and Expenses
Cruise
Commissions, transportation and other	586	620
Onboard and other	111	114
Payroll and related	467	481
Fuel	318	523
Food	239	245
Other ship operating	598	594 (a)
Tour and other	16	15

	2,335	2,592
Selling and administrative	529	521
Depreciation and amortization	401	405 (a)

	3,265	3,518

Operating Income	266	67

Nonoperating (Expense) Income
Interest income	2	2
Interest expense, net of capitalized interest	(57)	(72)
Losses on fuel derivatives, net (b)	(169)	(16)
Other income, net	10	—

	(214)	(86)

Income (Loss) Before Income Taxes	52	(19)

Income Tax Expense, Net	(3)	(1)

Net Income (Loss)	$49	$(20)

Earnings (Loss) Per Share
Basic	$0.06	$(0.03)

Diluted	$0.06	$(0.03)

Non-GAAP Earnings Per Share-Diluted (c)	$0.20	$0.00

Dividends Declared Per Share	$0.25	$0.25

Weighted-Average Shares Outstanding – Basic	777	776

Weighted-Average Shares Outstanding – Diluted	779	776

(a)	In the first quarter of 2015, we revised and corrected the accounting for one of our brands’ marine and technical spare parts in order to consistently expense them fleetwide. Had we not revised, this accounting may have resulted in material inconsistencies to our financial statements in the future. Accordingly, we will revise all other previously reported results in future filings. This revision increased our 2014 other ship operating and depreciation expenses by $4 million and $1 million, respectively.
(b)	During the three months ended February 28, 2015 and 2014, our losses on fuel derivatives, net include net unrealized losses of $(112) million and $(17) million and realized (losses) gains of $(57) million and $1 million, respectively.
(c)	See the U.S. GAAP net income (loss) to non-GAAP net income (loss) reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	February 28, 2015	November 30, 2014
ASSETS
Current Assets
Cash and cash equivalents	$280	$331
Trade and other receivables, net	329	332
Insurance recoverables	163	154
Inventories	332	349	(a)
Prepaid expenses and other	322	322

Total current assets	1,426	1,488

Property and Equipment, Net	32,294	32,819	(a)

Goodwill	3,055	3,127

Other Intangibles	1,252	1,270

Other Assets	687	744	(a)

	$38,714	$39,448

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$874	$666
Current portion of long-term debt	1,321	1,059
Accounts payable	594	626
Claims reserve	278	262
Accrued liabilities and other	1,198	1,276
Customer deposits	3,147	3,032

Total current liabilities	7,412	6,921

Long-Term Debt	6,944	7,363

Other Long-Term Liabilities	1,008	960

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 653 shares at 2015 and 652 shares at 2014 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2015 and 2014 issued	358	358
Additional paid-in capital	8,398	8,384
Retained earnings	19,013	19,158	(a)
Accumulated other comprehensive loss	(1,339)	(616)
Treasury stock, 59 shares at 2015 and 2014 of Carnival Corporation and 32 shares at 2015 and 2014 of Carnival plc, at cost	(3,087)	(3,087)

Total shareholders’ equity	23,350	24,204

	$38,714	$39,448

(a)	Inventories and other assets were reduced by $15 million and $115 million, respectively, and property and equipment was increased by $46 million as a result of the previously noted revision. As of November 30, 2014, the cumulative impact of this revision was an $84 million (or ($0.11) diluted earnings per share) reduction in retained earnings, which was primarily incurred from 2010 through 2014.

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended February 28,
	2015	2014
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	18,584	18,286
Occupancy percentage (b)	103.1%	102.9%
Passengers carried (in thousands)	2,463	2,408
Fuel consumption in metric tons (in thousands)	783	800
Fuel consumption in metric tons per ALBD	0.042	0.044
Fuel cost per metric ton consumed	$406	$654
Currencies
U.S. dollar to €1	$1.17	$1.37
U.S. dollar to £1	$1.53	$1.65
U.S. dollar to Australian dollar	$0.81	$0.89
U.S. dollar to Canadian dollar	$0.82	$0.91

CASH FLOW INFORMATION
Cash from operations	$771	$477
Capital expenditures	$942	$353
Dividends paid	$194	$194

(a)	ALBD is a standard measure of passenger capacity for the period, which we use to approximate rate and capacity variances, based on consistently applied formulas, that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended February 28,
	2015	2015 Constant Dollar	2014
Passenger ticket revenues	$2,632	$2,774	$2,727
Onboard and other revenues	889	922	850

Gross cruise revenues	3,521	3,696	3,577

Less cruise costs
Commissions, transportation and other	(586)	(632)	(620)
Onboard and other	(111)	(116)	(114)

	(697)	(748)	(734)

Net passenger ticket revenues	2,046	2,142	2,107
Net onboard and other revenues	778	806	736

Net cruise revenues	$2,824	$2,948	$2,843

ALBDs	18,583,880	18,583,880	18,286,305

Gross revenue yields	$189.46	$198.87	$195.61
% (decrease) increase vs. 2014	(3.1)%	1.7%

Net revenue yields	$151.98	$158.64	$155.48
% (decrease) increase vs. 2014	(2.3)%	2.0%

Net passenger ticket revenue yields	$110.09	$115.24	$115.18
% (decrease) increase vs. 2014	(4.4)%	0.1%

Net onboard and other revenue yields	$41.88	$43.40	$40.31
% increase vs. 2014	3.9%	7.7%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended February 28,
	2015	2015 Constant Dollar	2014

Cruise operating expenses	$2,319	$2,429	$2,577
Cruise selling and administrative expenses	527	550	519

Gross cruise costs	2,846	2,979	3,096

Less cruise costs included above
Commissions, transportation and other	(586)	(632)	(620)
Onboard and other	(111)	(116)	(114)
Gain on ship sale	2	2	—

Net cruise costs	2,151	2,233	2,362
Less fuel	(318)	(318)	(523)

Net cruise costs excluding fuel	$1,833	$1,915	$1,839

ALBDs	18,583,880	18,583,880	18,286,305

Gross cruise costs per ALBD	$153.15	$160.29	$169.34
% decrease vs. 2014	(9.6)%	(5.3)%

Net cruise costs per ALBD	$115.76	$120.15	$129.22
% decrease vs. 2014	(10.4)%	(7.0)%

Net cruise costs excluding fuel per ALBD	$98.66	$103.05	$100.61
% (decrease) increase vs. 2014	(1.9)%	2.4%

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP diluted earnings per share was computed as follows (in millions, except per share data) (a) (b):

	Three Months Ended February 28,
	2015	2014
Net income (loss) – diluted
U.S. GAAP net income (loss)	$49	$(20)
Gain on ship sale (c)	(2)	—
Unrealized losses on fuel derivatives, net (d)	112	17

Non-GAAP net income (loss)	$159	$(3)

Weighted-average shares outstanding – diluted	779	776

Earnings (loss) per share – diluted
U.S. GAAP earnings (loss) per share	$0.06	$(0.03)
Gain on ship sale (c)	—	—
Unrealized losses on fuel derivatives, net (d)	0.14	0.02

Non-GAAP earnings per share	$0.20	$0.00

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segments’ financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business; gains and losses on ship sales and ship impairments, net; and restructuring expenses that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales and ship impairments, net and restructuring expenses from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business.

As a result of our revision of 2014 cruise ship operating expenses, our previously reported gross and net cruise costs per ALBD and net cruise costs excluding fuel per ALBD changed from $169.11, $128.98 and $100.38 to $169.34, $129.22 and $100.61, respectively. In addition, our previously reported U.S. GAAP net loss changed from $(15) million to $(20) million. Furthermore, our previously reported non-GAAP net income (loss) for 2014 changed from $2 million to $(3) million.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at these measures. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia (“EAA”) cruise brands utilize the euro, sterling and Australian dollar as their functional currency to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2015 period currency exchange rates have remained constant with the 2014 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on the translation of our EAA brands. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

Although our constant dollar basis measure removes the foreign currency translational impact as discussed above, it does not remove the foreign currency transactional impact from changes in exchange rates on our brands’ revenues and expenses that are denominated in a currency other than their functional currency. Historically the foreign currency transactional impact had not been significant when measuring the periodic changes in our results of operations. However, given the continuing expansion of our global business and the heightened volatility in foreign currency exchange rates, we believe the foreign currency transactional impact will be more significant in measuring our 2015 results compared to 2014, than in previous years. Together, the foreign currency translational and transactional impacts discussed above are referred to as on the “constant currency basis.”

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	We believe that the gain on ship sale recognized in the three months ended February 28, 2015 is not part of our core operating business and, therefore, is not an indication of our future earnings performance. As such, we believe it is more meaningful for the gain on ship sale to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding this item.

(d)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these unrealized gains and losses.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted earnings per share guidance and forecasted U.S. GAAP diluted earnings per share guidance, since we do not believe that the reconciliation information would be meaningful. However, we do forecast gains and losses on fuel derivatives by applying Brent prices to the derivatives that settle in the forecast period.